--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

--------------------------------------------------------------------------------

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934
                                       or
      Suspension of Duty to File Reports under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

--------------------------------------------------------------------------------


                                     0-11647
                             Commission File Number

                              HYCOR BIOMEDICAL INC.
             (Exact name of registrant as specified in its charter)

                                    Reg Jones
                               7272 Chapman Avenue
                         Garden Grove, California 92841
                            Telephone: (714) 933-3003
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

                             Peter J. Tennyson, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                    695 Town Center Drive, Seventeenth Floor
                        Costa Mesa, California 92626-6200

                          COMMON STOCK, $0.01 PAR VALUE
          (Title of each class of securities covered by this Form 15)

                                      None

  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


      |X|  Rule 12g-4(a)(1)(i)             |X|  Rule 12h-3(b)(1)(i)
      |_|  Rule 12g-4(a)(1)(ii)            |_|  Rule 12h-3(b)(1)(ii)
      |_|  Rule 12g-4(a)(2)(i)             |_|  Rule 12h-3(b)(2)(i)
      |_|  Rule 12g-4(a)(2)(ii)            |_|  Rule 12h-3(b)(2)(ii)
                                           |_|  Rule 15d-6


Approximate number of holders of record as of the certification of notice date:  1

--------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Hycor Biomedical Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date: June 3, 2004            By: /s/  REGINALD P. JONES
                                    Name: Reginald P. Jones
                                    Title: Chief Financial Officer

--------------------------------------------------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.